As filed with the Securities and Exchange Commission on January 10, 2007
Registration No. 333-139493

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 2
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLU MOBILE INC.
(Exact name of registrant as specified in its charter)

Delaware	7371	91-2143667
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

1800 Gateway Drive, Second Floor
San Mateo, CA 94404
(650) 571-1550
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

L. Gregory Ballard
Chief Executive Officer and President
Glu Mobile Inc.
1800 Gateway Drive, Second Floor
San Mateo, CA 94404
(650) 571-1550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Bell, Esq. Laird H. Simons III, Esq. Mark C. Stevens, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 (650) 988-8500	Robert V. Gunderson, Jr., Esq. Craig M. Schmitz, Esq. Brooks Stough, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive Menlo Park, CA 94025 (650) 321-2400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This amendment is being filed solely to file exhibits previously omitted from the Registration Statement on Form S-1 (333-139493) (the “Registration Statement”). Otherwise, no changes have been made to Part I or Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the NASD filing fee and The NASDAQ Global Market listing fee.

SEC registration fee		$9,844
NASD filing fee		9,700
The NASDAQ Global Market listing fee		100,000
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Road show expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

* To be filed by amendment.

ITEM 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the completion of this offering, the Registrant intends to enter into indemnity agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated

certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant regarding which indemnification is sought. Reference is also made to Section 9 of the Underwriting Agreement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for securities matters.

Certain of Registrant’s directors (Sharon L. Weinbar, Daniel L. Skaff and A. Brooke Seawell) are also indemnified by their respective employers with regards to their serving on Registrant’s board.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.01
Form of Restated Certificate of Incorporation of the Registrant	3.02
Form of Amended and Restated Bylaws of the Registrant	3.04
Amended and Restated Investors’ Rights Agreement, dated as of March 29, 2006, by and among the Registrant and certain investors of the Registrant and the Amendment No. 1 and Joinder to the Amended and Restated Investors Rights Agreement dated May 5, 2006 by and among the Registrant and certain investors of the Registrant	4.02
Form of Indemnity Agreement	10.01

ITEM 15.	Recent Sales of Unregistered Securities.

Since December 1, 2003, we have issued and sold the following securities:

1.	In March 2004, the Registrant issued warrants to purchase 156,250 shares of its common stock to Silicon Valley Bank. In June 2004, the warrants were converted into warrants to purchase 156,250 shares of the Registrant’s Series B Preferred Stock. The warrants have an exercise price of $0.64.

2.	In June 2004 and August 2004, the Registrant sold an aggregate of 12,046,016 shares of its Series C Preferred Stock at $1.6603 per share for an aggregate purchase price of approximately $20.0 million to 12 accredited investors.

3.	In December 2004, the Registrant issued 8,199,233 shares of its common stock (valued at approximately $15.4 million) in connection with its acquisition of Macrospace Limited, a company registered in England and Wales.

4.	In April 2005 and July 2005, the Registrant sold an aggregate of 6,701,510 shares of its Series D Preferred Stock at $3.01 per share for an aggregate purchase price of approximately $20.2 million to 23 accredited investors.

5.	In April 2005, the Registrant sold an aggregate of 249,169 shares of its common stock at $1.00 per share for an aggregate purchase price of $249,169 to two entities affiliated with Granite Global Ventures.

6.	In July 2005, the Registrant sold an aggregate of 2,491,694 shares of its Series D-1 Preferred Stock at $3.01 per share for an aggregate purchase price of approximately $7.5 million to TWI Glu Mobile Holdings Inc.

7.	In March 2006, the Registrant issued an aggregate of 10,267,879 shares of its Special Junior Preferred Stock, in connection with its acquisition of iFone Holdings Limited, a company registered in England and Wales.

8.	In May 2006, the Registrant issued warrants to purchase an aggregate of 318,937 shares of its Series D Preferred Stock at an exercise price of $3.01 per share to three entities affiliated with Pinnacle Ventures.

9.	In November 2006, the Registrant issued an aggregate of 43,383 shares of its common stock to seven former employees of iFone.

10.	Since December 1, 2003, the Registrant has issued options to its employees, consultants and directors to purchase an aggregate of 12,708,374 shares of its common stock under its 2001 Stock Option Plan.

11.	Since December 1, 2003, the Registrant has issued 3,178,267 shares of its common stock to its employees, directors, consultants and other service providers upon exercise of options granted by it under its 2001 Stock Option Plan, with exercise prices ranging from $0.06 to $1.60 per share.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

1	.01*	Form of Underwriting Agreement.
3	.01*	Restated Certificate of Incorporation of the Registrant.
3	.02*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering.
3	.03*	Bylaws of the Registrant.
3	.04*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.
4	.01*	Form of Registrant’s Common Stock certificate.
4	.02‡	Amended and Restated Investors’ Rights Agreement, dated as of March 29, 2006, by and among the Registrant and certain investors of the Registrant and the Amendment No. 1 and Joinder to the Amended and Restated Investor Rights Agreement dated May 5, 2006, by and among the Registrant and certain investors of the Registrant.
5	.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10	.01‡	Form of Indemnity Agreement.
10	.02*	2001 Stock Option Plan, form of option grant used from December 19, 2001 to May 2, 2006, form of option grant used from December 8, 2004 to May 2, 2006 and forms of option grant used since May 2, 2006.
10	.03*	2006 Equity Incentive Plan and form of option grant.
10	.04*	2006 Employee Stock Purchase Plan.
10	.05‡	Lease Agreement at San Mateo Centre II and III dated as of January 23, 2003, as amended on June 26, 2003, December 5, 2003, October 11, 2004 and May 31, 2005, by and between CarrAmerica Realty, L.P. and the Registrant.

Exhibit
Number		Exhibit Title

10	.06*	Agreement to Lease dated as of November 24, 2006 by and between The Royal Bank of Scotland, Plc and the Registrant.
10	.07†	Publishing and Distribution Agreement dated as of October 1, 2004, as amended, by and among PopCap Games, Inc., PopCap Games International, Ltd. and the Registrant.
10	.08†	Wireless Games Agreement dated as of December 8, 2004, as amended, by and between Celador International Limited and the Registrant.
10	.09†	Wireless Content License Agreement dated as of December 16, 2004, as amended, by and between Fox Mobile Entertainment Inc. and the Registrant.
10	.10†	Wireless Information Service Licensing Agreement dated as of October 15, 2004 by and between Cingular Wireless, LLC and the Registrant.
10	.11.1†	BREW Application License Agreement dated as of February 12, 2002 by and between Cellco Partnership (d.b.a. Verizon Wireless) and the Registrant.
10	.11.2†	BREW Developer Agreement dated as of November 2, 2001, as amended, by and between Qualcomm Inc. and the Registrant.
10	.12†	Master Reseller Agreement dated as of July 7, 2003 by and between Vodafone Global Content Services Limited and the Registrant.
10	.13‡	Amended and Restated Voting Agreement dated as of March 29, 2006 by and among the persons listed on Exhibit A attached thereto, certain shareholders listed on Exhibit B attached thereto, the iFone Shareholders listed on Exhibit C attached thereto and the Registrant.
10	.14‡	Offer Letter Agreement dated September 17, 2002 by and between Alessandro Galvagni and the Registrant.
10	.15‡	Offer Letter Agreement dated September 22, 2003 by and between L. Gregory Ballard and the Registrant.
10	.16‡	Offer Letter Agreement dated December 22, 2003 by and between Jill S. Braff and the Registrant.
10	.17‡	Offer Letter Agreement dated September 23, 2004 by and between Albert A. Pimentel and the Registrant.
10	.18‡	Employee Contract dated July 25, 2003 by and between Kristian Segerstrale and the Registrant.
10	.19‡	Loan and Security Agreement dated as of May 2, 2006 by and between Pinnacle Ventures LLC and the Registrant.
10	.20‡	Form of Warrant dated as of May 2, 2006 by and between Pinnacle Ventures I Equity Holdings LLC and the Registrant, by and between Pinnacle Ventures I Affiliates, L.P. and the Registrant, and by and between Pinnacle Ventures II Equity Holdings, LLC and the Registrant.
10	.21‡	Form of Warrant dated as of March 6, 2003 by and between New Enterprise Associates 10, LP and the Registrant, by and between Sienna Limited Partnership III, LP and the Registrant, and by and between Preston Gates & Ellis Investments LLC and the Registrant.
10	.22‡	Warrant dated March 31, 2004 by and between Silicon Valley Bank and the Registrant.
10	.23‡	Form of Severance and Change in Control Agreement dated as of March 22, 2006 by and between L. Gregory Ballard and the Registrant, and by and between Albert A. Pimentel and the Registrant.
10	.24‡	Summary of Bonus Plan of the Registrant.
21	.01‡	List of Subsidiaries of the Registrant.
23	.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23	.02‡	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm — Glu Mobile Inc.
23	.03‡	Consent of PricewaterhouseCoopers LLP, independent accountants — iFone Holdings Limited.
23	.04‡	Consent of Duff & Phelps, LLC, an independent valuation firm, dated as of December 18, 2006.

Exhibit
Number		Exhibit Title

24	.01‡	Power of Attorney.
99	.01‡	Consent of m:metrics, Inc., a market research firm, dated as December 8, 2006.
99	.02‡	Consent of Juniper Research, a market research firm, dated as of December 11, 2006.

*  To be filed by amendment.

‡	Previously filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

ITEM 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on January 10, 2007.

GLU MOBILE INC.

By:	/s/ Albert A. Pimentel
Albert A. Pimentel
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
Principal Executive Officer:

* L. Gregory Ballard	President, Chief Executive Officer and Director	January 10, 2007

Principal Financial Officer:

/s/ Albert A. Pimentel Albert A. Pimentel	Executive Vice President and Chief Financial Officer	January 10, 2007

Principal Accounting Officer:

* Eric R. Ludwig	Vice President, Finance	January 10, 2007

Additional Directors:

* Daniel L. Skaff	Lead Independent Director	January 10, 2007

* Ann Mather	Director	January 10, 2007

* Richard A. Moran	Director	January 10, 2007

* Hany M. Nada	Director	January 10, 2007

* A. Brooke Seawell	Director	January 10, 2007

* Sharon L. Wienbar	Director	January 10, 2007

*By: /s/ Albert A. Pimentel Attorney-in-fact		January 10, 2007

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

1	.01*	Form of Underwriting Agreement.
3	.01*	Restated Certificate of Incorporation of the Registrant.
3	.02*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering.
3	.03*	Bylaws of the Registrant.
3	.04*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.
4	.01*	Form of Registrant’s Common Stock certificate.
4	.02‡	Amended and Restated Investors’ Rights Agreement, dated as of March 29, 2006, by and among the Registrant and certain investors of the Registrant and the Amendment No. 1 and Joinder to the Amended and Restated Investor Rights Agreement dated May 5, 2006, by and among the Registrant and certain investors of the Registrant.
5	.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10	.01‡	Form of Indemnity Agreement.
10	.02*	2001 Stock Option Plan, form of option grant used from December 19, 2001 to May 2, 2006, form of option grant used from December 8, 2004 to May 2, 2006 and forms of option grant used since May 2, 2006.
10	.03*	2006 Equity Incentive Plan and form of option grant.
10	.04*	2006 Employee Stock Purchase Plan.
10	.05‡	Lease Agreement at San Mateo Centre II and III dated as of January 23, 2003, as amended on June 26, 2003, December 5, 2003, October 11, 2004 and May 31, 2005, by and between CarrAmerica Realty, L.P. and the Registrant.
10	.06*	Agreement to Lease dated as of November 24, 2006 by and between The Royal Bank of Scotland, Plc and the Registrant.
10	.07†	Publishing and Distribution Agreement dated as of October 1, 2004, as amended, by and among PopCap Games, Inc., PopCap Games International, Ltd. and the Registrant.
10	.08†	Wireless Games Agreement dated as of December 8, 2004, as amended, by and between Celador International Limited and the Registrant.
10	.09†	Wireless Content License Agreement dated as of December 16, 2004, as amended, by and between Fox Mobile Entertainment Inc. and the Registrant.
10	.10†	Wireless Information Service Licensing Agreement dated as of October 15, 2004 by and between Cingular Wireless, LLC and the Registrant.
10	.11.1†	BREW Application License Agreement dated as of February 12, 2002 by and between Cellco Partnership (d.b.a. Verizon Wireless) and the Registrant.
10	.11.2†	BREW Developer Agreement dated as of November 2, 2001, as amended, by and between Qualcomm Inc. and the Registrant.
10	.12†	Master Reseller Agreement dated as of July 7, 2003 by and between Vodafone Global Content Services Limited and the Registrant.
10	.13‡	Amended and Restated Voting Agreement dated as of March 29, 2006 by and among the persons listed on Exhibit A attached thereto, certain shareholders listed on Exhibit B attached thereto, the iFone Shareholders listed on Exhibit C attached thereto and the Registrant.
10	.14‡	Offer Letter Agreement dated September 17, 2002 by and between Alessandro Galvagni and the Registrant.
10	.15‡	Offer Letter Agreement dated September 22, 2003 by and between L. Gregory Ballard and the Registrant.
10	.16‡	Offer Letter Agreement dated December 22, 2003 by and between Jill S. Braff and the Registrant.

Exhibit
Number		Exhibit Title

10	.17‡	Offer Letter Agreement dated September 23, 2004 by and between Albert A. Pimentel and the Registrant.
10	.18‡	Employee Contract dated July 25, 2003 by and between Kristian Segerstrale and the Registrant.
10	.19‡	Loan and Security Agreement dated as of May 2, 2006 by and between Pinnacle Ventures LLC and the Registrant.
10	.20‡	Form of Warrant dated as of May 2, 2006 by and between Pinnacle Ventures I Equity Holdings LLC and the Registrant, by and between Pinnacle Ventures I Affiliates, L.P. and the Registrant, and by and between Pinnacle Ventures II Equity Holdings, LLC and the Registrant.
10	.21‡	Form of Warrant dated as of March 6, 2003 by and between New Enterprise Associates 10, LP and the Registrant, by and between Sienna Limited Partnership III, LP and the Registrant, and by and between Preston Gates & Ellis Investments LLC and the Registrant.
10	.22‡	Warrant dated March 31, 2004 by and between Silicon Valley Bank and the Registrant.
10	.23‡	Form of Severance and Change in Control Agreement dated as of March 22, 2006 by and between L. Gregory Ballard and the Registrant, and by and between Albert A. Pimentel and the Registrant.
10	.24‡	Summary of Bonus Plan of the Registrant.
21	.01‡	List of Subsidiaries of the Registrant.
23	.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23	.02‡	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm — Glu Mobile Inc.
23	.03‡	Consent of PricewaterhouseCoopers LLP, independent accountants — iFone Holdings Limited.
23	.04‡	Consent of Duff & Phelps, LLC, an independent valuation firm, dated as of December 18, 2006.
24	.01‡	Power of Attorney.
99	.01‡	Consent of m:metrics, Inc., a market research firm, dated as December 8, 2006.
99	.02‡	Consent of Juniper Research, a market research firm, dated as of December 11, 2006.

*  To be filed by amendment.

‡	Previously filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.